Exhibit 10.2

Pledge Contract

Loan Number: 15100220130012554

(Unofficial Selective Summary Translation)

Pledgee:	Agricultural Bank of China, Hohhot Branch

Pledgor:	Inner Mongolia Yongye Nongfeng Biotech Co., Ltd.

To ensure the performance of the Liquid Capital Loan Agreement (hereinafter, the “Master Contract”) between the Pledgee and Inner Mongolia Yongye Nongfeng Biotech Co., Ltd. (hereinafter, the “Debtor”), the Pledgor is willing to provide a pledge as guarantee. The Pledgor and the Pledgee have entered into the following pledge agreement.

Article 1	Type and Amount of the Master Claim under the Guarantee

The master claim under the guarantee is a liquid capital loan in the amount of ¥25,000,000.00.

Article 2	Scope of the Pledge Guarantee

The scope of the pledge guarantee includes the loan principal, interest, penalty interest, compound interest, default damages, loss compensation and all the fees incurred by the Pledgee in the course of realizing its claims.

Article 3	Pledged Items

1.     The Pledgor agrees to use its land use right as a pledge (see List of Real Estate Pledge No. 15100220130012554-01 attached for details). This list is the component part of this agreement and has the same legal effect.

2.     The item pledged above is provisionally valued at ¥50,470,036.00; its final value will be based on the amount of proceeds when it is actually disposed of at the time of the Pledgee’s exercising its right.

Article 4	The Pledgor’s Representations

1.     The Pledgor has obtained all necessary authorization for providing this pledge guarantee.

1

2.     The Pledgor has the complete and undisputable ownership of, and the right to dispose of, the pledged item.

3.     The pledged item can be legally circulated and transferred.

4.     There is not freeze, withholding or receivership on the pledged item.

5.     The Pledgor has truthfully disclosed situations of overdue taxes, construction cost, pledge and leases in connection with the pledged item.

6.     The Pledgor has obtained approval from the joint owner of the pledged item regarding the pledge hereunder.

7.     During the effective period of the pledge, the Pledgor will promptly notify the Pledgee in writing upon the occurrence of any of the following:

The pledged item is frozen, withheld or taken into receivership;

The Pledgor changes capital or operation structure, including but not limited to subcontracting, lease, share restructure, joint venture, M&A, spin-off, reduction of registered capital, transfer of major assets;

The Pledgor’s business license is revoked or cancelled, or the Pledgor is ordered to be dissolved;

The Pledgor files for restructuring or reorganization, dissolution or bankruptcy;

8.     There is no other situation regarding the pledge that will affect the Pledgee’s exercise of its right.

Article 5	Effectiveness of the Pledge

The effectiveness of the pledge includes all auxiliary items related to the pledged item and other statutory property and rights.

Article 6	Use of Pledged Item

1.     The pledged item hereunder will be in the care of the Pledgor; the Pledgor has the obligation to manage it properly and use it reasonably. The Pledgee shall have the right to supervise and inspect the management and use of the pledged item.

2.     During the effective period of the pledge, the Pledgor shall not gift, transfer, lease or re-pledge the pledged item without the written approve of the Pledgee.

3.     During the effective period of the pledge, if the pledged item is damaged, lost, appropriated, or becomes the property of a third party due to its annexation with other property, the Pledgor must immediately take effective measures to prevent the spread of loss and notify the Pledgee in writing. The Pledgee shall have the priority right to any insurance compensation from the insurance on the pledged item.

2

4.     During the effective period of the pledge, the Pledgee shall have the right to provide additional guarantee if there is any loss of value of the pledged item.

Article 7	Insurance of the Pledged Item

1.     The Pledgor must insure the pledged item with a solid insurance company and delivery the original of the insurance policy to the Pledgee for safe-keeping.

2.     The Pledgor is responsible for paying all insurance premiums and must pay such premiums in full and on time and perform all other obligations under the insurance policy.

3.     During the effective period of the pledge, the Pledgor shall not cancel or change insurance unilaterally without prior written consent from the Pledgee.

4.     During the effective period of the pledge, if any insured event happens to the pledged item, the Pledgor must notify the insurance company and the Pledgee and be responsible for the claims for compensation.

Article 8	Registration of the Pledge

1.     The Pledgor must proceed with the registration procedures for the pledge within 5 days after this contract becomes effective and deliver all documentation to the Pledgee for safekeeping.

2.     During the effective period of the pledge, the Pledgor must also process any change registration for the pledge when necessary.

3.     During the effective period of the pledge, if the Pledgee transfers the pledgee’s right, the Pledgor must assist the Pledgee in completing the corresponding transfer registration procedures.

Article 9	Transfer of the Pledgee’s Right

1.     If the Pledgee transfer part of the debt claims, the Pledgee shall have the right not to transfer the corresponding pledgee’s right.

Article 10	Realization of the Pledgee’s Right

1.     Upon the occurrence of any of the following, the Pledgee shall have the right to exercise its pledgee’s right and dispose of the pledged item and use the proceeds toward the repayment of the debt:

3

The Pledgee has not been fully repaid when the loan under the Master Contract is due;

The Debtor’s or the Pledgor’s business license is revoked or cancelled, or the Debtor or the Pledgor is ordered to be dissolved;

The Debtor or the Pledgor is in the bankruptcy proceedings or is ordered by the court to settle;

The Debtor or the Pledgor is dead or declared disappeared or dead;

The pledged item is frozen, withheld or taken into receivership or other enforcement proceedings;

The pledged item is damaged, lost or appropriated;

The Pledgor fails to restore the value of the pledged item or provide additional guarantee at the Pledgee’s request;

The Pledgor violates its obligations hereunder;

Other situations that will affect the realization of the pledgee’s right.

2.     If there is both collateral guarantee and pledge guarantee for the debt guaranteed hereunder, the Pledgee may use the collateral guarantee, or may request that the Pledgor fulfill its guarantee obligation, to realize its pledgee’s right.

3.     If the Pledgor provides pledge to a third party and the Debtor provides collateral guarantee on the debt guaranteed hereunder, the Pledgor agrees to continue to provide the pledge guarantee for the debt under the Master Contract.

4.     If the Pledgor uses the pledged item to as guarantee for multiple debts hereunder and if the proceeds from disposing of the pledged item are insufficient to repay all the debts, the Pledgee shall have the right to determine the order of repayment.

Article 11	Liability for Breach

1.     The Pledgor shall be responsible to compensate the Pledgee for any loss resulting from the Pledgor’s failure to fulfill its obligations.

2.     Upon the Pledgor commits any of the following, the Pledgor must be liable for default damages at __% of the amount of the debt under the Master Contract and for compensating the Pledgee for all the resulting loss:

Failure to obtain all necessary authorization for the pledge;

Failure to disclose truthfully situations of overdue taxes, construction cost, pledge and leases in connection with the pledged item, any dispute, freeze, withholding or receivership about the pledged item;

Failure to complete pledge registration;

Disposition of the pledged item without obtaining written approval from the Pledgee;

Failure to restore the value of the pledged item or provide additional guarantee at the Pledgee’s request;

Other acts violating the provisions herein or affecting the Pledgee’s right.

4

Article 12	Special Provisions Regarding the Demolition of the pledged item and the Land Underneath

1.     If the pledged item is a building or construction land use right, and the pledged item is appropriated or demolished (generally, “demolition”), the Pledgor must notify the Pledgee within 10 days upon learning the news of such event.

2.     If the compensation for the demolition is some other building and/or the land underneath, the Pledgor must use such exchanged property as pledge and enter into relevant agreement with the Pledgee; the Pledgor must process the relevant additional pledge registration.

3.     If the compensation for the demolition is in the form of cash, the Pledgee shall have the right to be repaid first by using such cash compensation or demand that the Pledgor deposit such cash into a collateral account as guarantee and enter into relevant agreement with the Pledgee.

4.     If the Pledgor violates the provisions of this Article, the Pledgor must pay as default damages an amount at __% of the amount of the debt under the Master Contract.

Article 13	Assumption of Fees

The responsibility for fees paid to third parties in the performance of this agreement will be determined through negotiation between the parties.

The laws and statutes referred to herein include the laws, administrative statutes, regional statutes, regulations, judicial interpretations and other legal rules of the People’s Republic of China.

Articl e14	Objection Period

If the Pledgee exercises its right of cancellation, the Pledgor will have 7 days to raise objection.

Article 15	Resolution of Dispute

Any dispute arising from this contract must be resolved though consultation between the two parties; if consultation fails, such dispute should be submitted to the people’s court at the Pledgee’s location for resolution.

Other provisions not involved in the dispute must continue to be performed.

5

Article 16	Other Matters

The Pledgor has received and read carefully the Master Contract.

Article 17	Contract Effectuation

This contract becomes effective upon execution by both parties.

Article 18	This contract has four counterparts and all have the same legal effect.

Pledgee:	Agricultural Bank of China, Hohhot Branch
Legal Representative:	/s/ CUI Xiaorui

Pledgor:	/s/ CHENG Tan

July 18, 2013

Attachments [Not translated]:

List of Real Estate Pledge No. 15100220130012554-01

List of Real Estate Pledge No. 15100220130012554-02

6